Exhibit 99.1
July 16, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports June 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported June and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 7.3 percent increase in traffic on a 6.1 percent increase in capacity compared to June 2017. Load factor increased 1 point to 88.3 percent.

The following table shows the operational results for June and year-to-date compared to the prior-year periods:

	June			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	4,188	3,931	6.5%	22,558	21,399	5.4%
Revenue passenger miles RPM (000,000) "traffic"	5,050	4,707	7.3%	26,887	25,261	6.4%
Available seat miles ASM (000,000) "capacity"	5,716	5,389	6.1%	32,313	30,005	7.7%
Passenger load factor	88.3%	87.3%	1.0 pt	83.2%	84.2%	(1.0) pt

MAINLINE
Mainline reported a 6.4 percent increase in traffic on a 5.2 percent increase in capacity compared to June 2017. Load factor increased 1.1 points to 88.8 percent. Mainline also reported 82.4 percent of its flights arrived on time in June 2018, compared to 78.7 percent reported in June 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for June and year-to-date compared to the prior-year periods:

	June			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,275	3,074	6.5%	17,673	16,715	5.7%
RPMs (000,000)	4,615	4,337	6.4%	24,581	23,351	5.3%
ASMs (000,000)	5,199	4,943	5.2%	29,387	27,601	6.5%
Passenger load factor	88.8%	87.7%	1.1 pts	83.6%	84.6%	(1.0) pt
On-time arrivals as reported to U.S. DOT	82.4%	78.7%	3.7 pts	83.4%	76.0%	7.4 pts

REGIONAL
Regional traffic increased 17.6 percent on a 15.9 percent increase in capacity compared to June 2017. Load factor increased 1 point to 84.0 percent. Alaska's regional partners also reported 85.9 percent of its flights arrived on time in June 2018, compared to 79.8 percent in June 2017.

The following table shows regional operational results for June and year-to-date compared to the prior-year periods:

	June			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	913	857	6.5%	4,885	4,684	4.3%
RPMs (000,000)	435	370	17.6%	2,306	1,910	20.7%
ASMs (000,000)	517	446	15.9%	2,926	2,404	21.7%
Passenger load factor	84.0%	83.0%	1.0 pt	78.8%	79.5%	(0.7) pts
On-time arrivals as reported to U.S. DOT	85.9%	79.8%	6.1 pts	86.3%	78.7%	7.6 pts

Alaska Airlines and its regional partners fly 44 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

# # #